Exhibit 10.24

TENTH AMENDMENT TO FACILITIES AND SERVICES AGREEMENT

This Tenth Amendment to Facilities and Services Agreement (the "Amendment"), effective as of August 1, 2024, is made and entered into by Fjord Ventures, LLC ("Fjord") and Adagio Medical, Inc. ("Adagio").

RECITALS

Fjord and Adagio are parties to that certain Facilities and Services Agreement, dated as of June 1, 2011, as amended (the "Agreement"), which describes services to be provided by Fjord to Adagio and the related terms and conditions related thereto.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.Amendment to Exhibit A to Agreement. Exhibit A to the Agreement has been modified to include updated services as outlined on Exhibit A hereto.

2.Amendment to Exhibit B to Agreement. According to Exhibit B to the Agreement, Adagio agrees to pay Fjord at a net rate of $77,000 per month for the services described on Exhibit A.

3.No Further Amendment. Except as specifically set forth herein, the Agreement is not being amended or modified and shall remain in full force and effect in accordance with its terms as amended hereby.

4.Miscellaneous. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed under the internal laws of the State of California as applies to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Tenth Amendment as of the day and year first above written.

ADAGIO MEDICAL, INC.

/s/ John Dahldorf
Name:	John Dahldorf
Title:	Chief Financial Officer

FJORD VENTURES, LLC

/s/ Andrew Wade
Name:	Andrew Wade
Title:	Chief Financial Officer

EXHIBIT A

DESCRIPTION OF THE SERVICES

TYPE OF SERVICE	DESCRIPTION
Employee Benefits Plans Administration

Health Plans: Consult on and establish employee benefit health plan structure, selection and employer/ employee cost-sharing methodology. Manage open enrollment processes and ongoing administration.

401(k): Consult on and establish 401(k) plans, including provision of trustee services as well as fund selection options. Provide ongoing management and administration of the plans.

Administrative Support

Provide front desk reception and office administration support services (e.g. assistance with travel arrangements and reservations, expense report preparation, telephone messaging, meeting organization and set-up, document production, shipping/ receiving, etc.). Provide human resources support services, including implementation and management of hiring / termination processes.

IT Services	Provide information technology infrastructure (including file server and data back-up), audio/visual equipment, internet access, and support services (including PC set-up and network configuration).
Office Space and Supplies

Provide fully furnished offices, laboratory and other service area facility space, inclusive of utilities, telephone services (including reasonable long-distance charges), and facility cleaning services. Provide general office supplies and materials (excluding such supplies and materials specific to Adagio such as business cards, letterhead, etc.). Provide access to Fjord network copiers, printers, fax machines, and other general office equipment.

EXHIBIT B

	MONTHLY SERVICE FEE	EFFECTIVE DATE

AS PER EXIDBIT A	$84,000	AUGUST 1, 2024

CORPORATE SERVICES[1]	$(7,000)	AUGUST 1, 2024

NET AMOUNT	$77,000

Note 1 - Services comprise of Controllership and Acumatica system implementation